Exhibit 23.5

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 26, 2012, with respect to the statement of financial position of Beijing Guard Libang Technology Co., Ltd. as of December 31, 2011, and the related statement of comprehensive income, changes in equity, and cash flows for the year then ended, which report appears in Amendment No. 1 to the Form 10-K of Scientific Games Corporation for the year ended December 31, 2012.

/s/ KPMG Huazhen (Special General Partnership)
Beijing, People’s Republic of China
October 18, 2013